Addendum to current Nyxio Technologies Corp Agreement Exhibit A

Master Representative (KMH Associates, Inc.) Compensation

This change dated January 17, 2014 and retroactive to January 1, 2014, is a change to Paragraph 3 to the above titled Exhibit A of said Agreement dated May 23, 2013 by and between Nyxio Technologies Corp and KMH Associates, Inc.

Effective January 1,2014 - As follows:

3 Fees: Fees shall be comprised of a monthly retainer at a rate of $36,000.00 per annum, payable monthly for the term (two years as of date first written above) of this Agreement. The Vendor's decision as to whether to renew this Agreement shall be made known to the Master Rep no less than fifteen (15) days prior to the expiration of this Agreement. The monthly fee payment of $6,000.00 USD shall be due and payable in advance on the first business day of each month. In lieu of U. S. Dollars the Vendor may pay the Master Rep a number of unrestricted shares of the Vendor's stock (Currently traded in the OTC market) valued at $3000.00 USD as of the per share value taken at the end of trading of the OTC Market on the first business day of each calendar month. Payments for January, February, March, and April of 2014 shall be due by April 15, 2014.